Letter Agreement To Be Executed by
                         Management Purchasers Who Are Not Parties to the Stockholders Agreement

                                                                  March 20, 1997

Vestar Equity Partners, L.P.
1225 17th Street, Suite 1660
Denver, Colorado  80202

Harvard Private Capital Holdings, Inc.
c/o Harvard Private Capital Group, Inc.
600 Atlantic Avenue, 26th Floor
Boston, Massachusetts  02110

American Industrial Partners Capital
  Fund II, L.P.
c/o American Industrial Partners
551 Fifth Avenue, Suite 3800
New York, New York  10176

Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, Pennsylvania  15148

            Re: Stock Purchase Agreement dated as of March 5, 1997 (the "Purchase Agreement")

Ladies and Gentlemen:

            The undersigned is a Management Purchaser under the Purchase Agreement. The undersigned will not be subject to the Amended and Restated Stockholders Agreement dated as of March 5, 1997 (the "Stockholders Agreement") and is delivering this letter agreement to you in order to induce you to enter into the Purchase Agreement. The undersigned agrees that prior to April 1, 1998 the SIH shares being purchased by the undersigned pursuant to the Purchase Agreement ("Acquired Shares") shall not be sold, transferred, assigned, mortgaged, hypothecated, given away, changed or otherwise disposed of after such purchase except in the circumstances described in the first sentence of Section
5.2.1 of the Stockholders Agreement; provided that Acquired Shares may be pledged as collateral to a bona fide financial institution to secure a loan obtained for the purpose of financing the undersigned's purchase of Acquired Shares. Thereafter, the Acquired Shares shall not be transferred except as follows: (i) to immediate family members, a corporation controlled by the undersigned or his immediate family, or grantor or other trusts or other vehicles (including individual retirement accounts) for tax, estate or financial planning purposes; (ii) as collateral security for a loan or other credit; (iii) in the event of personal hardship; (iv) up to one-third of the Acquired Shares can be sold and/or released from this letter agreement each calendar year*; and
(v) following termination of employment with WABCO for any reason. However, the undersigned intends to hold the Acquired Shares for investment purposes and has no present intention to sell the Acquired Shares. Transferees of Acquired Shares pursuant to transfers permitted hereby will agree to be bound in the aggregate by this letter agreement prior to transfer and subject to the provisions hereof. This letter agreement shall continue in effect until the earlier to occur of (x) March 31, 2001 and (y) the termination of the Stockholders Agreement.

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*     For Management Purchasers who are also corporate officers listed in the
      1996 WABCO Annual Report this exception shall be limited to 5% of the Acquired Shares each year rather than one-third.

                                             Sincerely,


                                      ------------------------------------------
                                             [Signature of Management Purchaser]